Exhibit 99.1

FERRELLGAS TO ESTABLISH MIDSTREAM DIVISION WITH AGREEMENT TO ACQUIRE SABLE ENVIRONMENTAL;
PURCHASE DEMONSTRATES PARTNERSHIP’S COMMITMENT TO DIVERSIFICATION

OVERLAND PARK, KAN., May 1, 2014/GlobeNewswire / — Ferrellgas Partners, L.P. (NYSE:FGP), one of the nation’s largest distributors of propane, today announced the entry into definitive agreements to acquire Sable Environmental, LLC and a related entity (“Sable”) for $124.7 million. Sable is a privately held, fast-growing fluid logistics provider in the Eagle Ford Shale region of south Texas.

Ferrellgas President and Chief Executive Officer Steve Wambold explained, “We are extremely pleased to announce yet another step toward strategic diversification and growth of cash flows by targeting complementary assets outside the propane space. Sable will provide a new platform for growth, both organically and through acquisition, and we anticipate its existing operations will contribute $20 million of annual Adjusted EBITDA, or $0.11 of accretion to distributable cash flow per common unit.”

Subsequent to the closing of the acquisition, Sable’s ownership group will continue to operate and drive the growth in these operations with Sable employees joining the Ferrellgas team. Sable’s ownership group will purchase $50 million of the partnership’s common units signifying their confidence in the value of their operations and in the partnership’s strategic direction.

Ferrellgas also announced that Executive Vice President and Chief Financial Officer Ryan VanWinkle will additionally assume the newly created position of President, Midstream Operations. Sable will report to Mr. VanWinkle.

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VanWinkle commented, “Sable is participating in a booming industry, providing a valuable service to the oil and gas industry. With an impressive track record, the Sable team has a number of accretive projects in the works and we are excited by the opportunities they afford us.” VanWinkle concluded, “This marks our first material acquisition outside the propane space and it is our intent to continue to expand our business both inside and outside our core propane operations as accretive opportunities present themselves. While this acquisition itself provides opportunity for organic growth, the deal pipeline for M&A is very strong and thus we look forward to further opportunities in the near future.” Earlier this year Ferrellgas named Todd Soiefer to the newly created position of Senior Vice President of Strategic Development to lead the partnership’s diversification initiative. Previously, Soiefer worked at RBC Capital Markets as Director Energy Investment Banking, playing a key role on the MLP coverage team, as well as advising clients on a wide range of investment banking activities.

Evercore Partners acted as financial advisor to Ferrellgas.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership Ferrellgas L.P. and subsidiaries, serves propane customers in all 50 states, the District of Columbia and Puerto Rico and provides midstream services to major energy companies in the United States. Ferrellgas employees indirectly own more than 21 million common units of the partnership through an employee stock ownership plan. More information about the partnership can be found online at www.ferrellgas.com.

Forward-Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2013, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contact:
Alan Heitmann, Investor Relations, (816) 792-6879
Scott Brockelmeyer, Media Relations, (913) 661-1830

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